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                                                                  Exhibit 23.4


                          [HALL & COMPANY LETTERHEAD]





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-4 and related Joint Information Statement/Prospectus of Euroseas Ltd. for the registration of 1,079,167 shares of common stock and to the incorporation therein of our report dated January 10, 2005, with respect to the financial statements of Cove Apparel, Inc. (a development stage company), included in its Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004, as filed with the Securities and Exchange Commission.



/s/ Hall & Company

Hall & Company
Irvine, California
October 19, 2005